UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 24, 2006

ESCALA GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11988	22-2365834
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

623 Fifth Avenue New York, New York 10022 (Address of Principal Executive Offices) (Zip Code)

(212) 421-9400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective January 24, 2006, Escala Group, Inc. (the “Company”) and Greg Manning entered into an employment agreement (the “Manning Employment Agreement”), dated as of July 1, 2005, pursuant to which Mr. Manning will serve as President of the Company’s North American and Asian Philatelic Auction Division for a term commencing as of September 28, 2005 and ending June 30, 2008, subject to earlier termination as provided for under the Manning Employment Agreement. Under the terms of the Manning Employment Agreement, Mr. Manning’s initial base salary will be $500,000, which will increase to $550,000 for the second year of the term and $600,000 for the last year of the term. Mr. Manning is entitled to receive a standard bonus for $50,000 for each fiscal year during the term of his employment, and is eligible for a retention bonus to be determined in accordance with the terms of the Manning Employment Agreement. Mr. Manning will also be eligible to receive an annual performance bonus and a long-term incentive award pursuant to the terms of an incentive compensation program. The Manning Employment Agreement also provides for the Company to reimburse Mr. Manning for various expenses, and for the payment of certain amounts in the event of termination of employment under specified circumstances.

Upon the expiration of the term of the Manning Employment Agreement on June 30, 2008 (and upon earlier termination in certain circumstances), Mr. Manning will serve as a consultant to the Company through June 30, 2018, subject to earlier termination under certain circumstances. During the period that Mr. Manning is providing consulting services to the Company, he will be entitled to receive consulting fees at an annual rate equal to 65% of the base salary in effect immediately prior to the termination of his employment.

The Manning Employment Agreement also contains provisions regarding confidentiality, non-solicitation, non-competition and non-disparagement.

In connection with the Manning Employment Agreement, the parties also entered into an Assignment and Use of Name Agreement, dated as of January 3, 2006, pursuant to which Mr. Manning confirmed the sale and assignment to the Company of all of his right, title and interest in and to the name and mark “Greg Manning”, for use by the Company as a corporate and trade name in connection with its business.

The foregoing discussion is qualified by reference to the full text of the Manning Employment Agreement and the Assignment and Use of Name Agreement, which are filed as exhibits to this report on Form 8-K and are incorporated herein by reference in their entirety.

Item 8.01 Other Events.

On January 9, 2006, the Company, which since September 2003 has owned 66.67% of the issued and outstanding equity interest of Heinrich Kohler Berliner Briefmarken-Auktionen, acquired the remaining 33.33% of such equity interest, with the result that the Company now owns 100% of the company. The aggregate purchase price was approximately 41,717 Euros. The sellers were Mr. Hans-Joachim Bull and Mr. Christian Burmeister. Mr. Burmeister is an officer of Kohler Berliner and Mr. Burmeister was until recently an employee of that company, and is expected to continue to perform services on a consulting basis.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10.1	Employment Agreement between Escala Group, Inc. and Greg Manning, dated as of July 1, 2005.

10.2	Assignment and Use of Name Agreement between Escala Group, Inc. and Greg Manning, dated as of January 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESCALA GROUP INC.

Date: January 27, 2006	By:	/s/ Larry Crawford
Larry Crawford
Title: Chief Financial Officer